Lawrence Scharfman & Co., CPA P.C.

Certified Public Accountants

18 E. SUNRISE HIGHWAY, #203	9608 HONEY BELL CIRCLE
FREEPORT, NY 11520	BOYNTON BEACH, FL 33437
TELEPHONE: (516) 771-5900	TELEPHONE: (561) 733-0296
FACSIMILE: (516) 771-2598	FACSIMILE: (56 I) 740-0613

To Whom It May Concern:

We have issued our report dated September 11, 2006, accompanying the consolidated financial statements of Exotacar, Inc. on Form SB-2 as of June 30, 2006 and 2005 and the cumulative period from June 3, 2005 (inception) to June 30, 2005. We hereby consent to the reference to being named in the section “Interest of Named Experts and Counsel” and inclusion of the audit report dated September 11, 2006 in the Registration Statement of Exotacar, Inc. on Form SB-2 to be filed with the US Securities and Exchange Commission.

Signed,

/s/ Lawrence Scharfman & Co. CPA P.C.

September 13, 2006